UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2009

ROHM AND HAAS COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-03507 Commission File Number	23-1028370 (IRS Employer Identification No.)

100 Independence Mall West Philadelphia, Pennsylvania (Address of principal executive offices)	19106 (Zip code)

(215) 592-3000
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 1, 2009, Rohm and Haas Company (the “Company”), a wholly-owned subsidiary of The Dow Chemical Company (“Dow”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with K+S Aktiengesellschaft (“K+S”), whereby K+S will acquire the salt business of Morton International, Inc. (“MII”), a wholly-owned subsidiary of the Company.

The Stock Purchase Agreement provides that K+S will purchase all of the shares of common stock of MII and of Rohm and Haas Denmark China Salt Holdings ApS (“Holdco”), a company formed for the purpose of holding a 45% equity interest in Morton China National Salt (Shanghai) Salt Co., Ltd., a Chinese joint venture company (collectively, “Morton Salt”).  The purchase price for the transaction is $1.675 billion in cash, subject to adjustment at closing for working capital and certain indebtedness, pension and post-retirement benefit obligations of the Morton Salt business.

The Company and K+S have agreed to customary representations, warranties and covenants in the Stock Purchase Agreement.  The Company has agreed, among other things and subject to certain exceptions, to cause MII to conduct its business in the ordinary course of business between the date of execution of the Stock Purchase Agreement and the closing of the transaction, and K+S has agreed to use its best efforts and take all steps necessary to obtain the required regulatory approvals, including by making any divestitures required to obtain such approvals, prior to the termination date for the Stock Purchase Agreement of January 4, 2010.

MII currently has outstanding approximately $145 million aggregate principal amount of 9¼% Credit Sensitive Debentures due June 1, 2020 (the “Credit Sensitive Debentures”), which are guaranteed by the Company.  Although the Credit Sensitive Debentures will remain outstanding as an obligation of MII following the closing, the Company’s guarantee will remain in place and the Company has agreed to make all payments of interest as due and principal at maturity under the Credit Sensitive Debentures.

The Company has also agreed that, prior to the closing of the transaction, it will transfer all of the assets of Morton Salt that are not used in the conduct of its salt business (the “Non-Salt Assets”) to one of its affiliates which will assume all of the liabilities related to the Non-Salt Assets that arose prior to the closing.  Following the closing, K+S may transfer all of the assets of MII and its subsidiaries used in the salt business and all related liabilities to an affiliate and thereafter transfer back to the Company for a nominal sum the equity interests of MII.  As a result, after giving effect to such transfer, the Company would be responsible for all liabilities related to the Non-Salt Assets as well as any other residual liabilities of MII not transferred or capable of being transferred to K+S pursuant to the Stock Purchase Agreement.

The Company has agreed, subject to certain limitations, to indemnify K+S in respect of breaches of its representations, warranties and covenants as well as certain liabilities arising prior to the closing, including pre-closing environmental liabilities and the liabilities of MII and its subsidiaries, to the extent they do not relate to the salt business.  Subject to certain exceptions, the Company’s obligation to indemnify K+S for breaches of representations and warranties survives for 15 months following the closing date and is subject to a cap of 20% of the purchase price, as may be adjusted.  In addition, the Company’s obligation to indemnify K+S for pre-closing environmental liabilities related to the salt business conducted by Morton Salt survives for 10 years following the closing and is subject to a cap of 25% of the purchase price, as may be adjusted.  The Company’s indemnification obligation for liabilities of Morton Salt to the extent not relating to the salt business conducted by Morton Salt survives for 30 years following the closing and is subject to a cap of $1 billion.  The Stock Purchase Agreement also provides that, at closing, Dow will enter into a guarantee in favor of K+S and its affiliates of these indemnity obligations as well as, for a period anticipated to be not greater than twelve months, certain of the Company’s obligations with respect to the Credit Sensitive Debentures.

The transaction is subject to customary closing conditions, including receipt of regulatory approvals in the United States and Canada, and the Stock Purchase Agreement contains certain termination rights for both the Company and K+S, including the right of either party to terminate if the closing has not occurred by January 4, 2010.

The foregoing summary of the Stock Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Stock Purchase Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 1, 2009, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated July 10, 2008, among the Company, Dow and Ramses Acquisition Corp., a direct, wholly-owned subsidiary of Dow (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a direct, wholly-owned subsidiary of Dow.   Following the consummation of the Merger, the Company has notified the New York Stock Exchange (the “NYSE”) of its intent to remove its common stock from listing and requested that the NYSE file a notification of removal from listing on Form 25 with the Commission with respect to the Company common stock.  The NYSE filed the Form 25 on April 2, 2009.

Item 3.03	Material Modification of the Rights of Security Holders

Pursuant to the terms of the Merger Agreement (i) each outstanding share of the Company common stock was converted into the right to receive an amount in cash equal to $78.97 and (ii) all options to purchase shares of common stock of the Company granted under the Company stock option plans and all other equity based compensation awards, whether vested or unvested as of April 1, 2009, became fully vested and converted into the right to receive such amount of cash, less any applicable exercise price.

Item 5.01	Changes in Control of Registrant

As a result of the Merger, a change in control of the Company occurred and the Company became a wholly-owned subsidiary of Dow.  The total amount of consideration paid to complete the Merger was approximately $15.68 billion.

To finance the payment of the aggregate merger consideration, Dow used a combination of (i) proceeds from borrowings under a Term Loan Agreement, dated as of September 8, 2008, among Dow, the lenders party thereto and Citibank, N.A., as administrative agent for the lenders, as amended by the First Amendment to Term Loan Agreement, which Dow entered into on March 5, 2009, (ii) proceeds from the issuance and sale of preferred stock of Dow and (iii) cash on hand.

The information included in Items 3.01 and 3.03 above regarding Merger is incorporated by reference into this Item 5.01.  Additional information and details of the Merger Agreement were previously disclosed in Item 1.01 of the Company’s Current Report on Form 8-K filed on July 14, 2008, and are incorporated by reference herein.  Any description of the Merger Agreement is qualified in its entirety by reference to the complete copy of the Merger Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed on July 14, 2008, which complete copy of the Merger Agreement is incorporated by reference herein.

Item 5.03	Amendment to Articles of Incorporation or By-Laws; Change in Fiscal Year

On April 1, 2009, the Company filed a Certificate of Merger with the Secretary of State of the State of Delaware effectuating the merger of Merger Sub, with and into the Company, which Certificate of Merger amended and restated the Certificate of Incorporation of the Company.  On April 1, 2009, the board of directors of the Company adopted new By-laws of the Company.  The By-laws of the Company were amended in their entirety.  The Amended and Restated Certificate of Incorporation and the new By-laws are attached hereto as Exhibits 3.1 and 3.2, respectively.

Item 8.01	Other Events

Additionally, on April 1, 2009, in connection with the Merger, Dow entered into guarantees of the Company’s $250 million outstanding 5.60% Notes due 2013, $850 million outstanding 6.00% Notes due 2017 and $1 billion outstanding 9.80% Debentures due 2020.  The forms of these guarantees are attached as exhibits hereto as Exhibits 99.1, 99.2 and 99.3, respectively.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of April 1, 2009, between Rohm and Haas Company and K+S Aktiengesellschaft

3.1	Amended and Restated Certificate of Incorporation

3.2	By-laws

99.1	Guarantee relating to the 5.60% Notes of Rohm and Haas

99.2	Guarantee relating to the 6.00% Notes of Rohm and Haas

99.3	Guarantee relating to the 9.80% Debentures of Rohm and Haas

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 6, 2009

ROHM AND HAAS COMPANY

By:	/s/ PIERRE BRONDEAU
	Name:	Pierre Brondeau
	Title:	President

EXHIBITS

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of April 1, 2009, between Rohm and Haas Company and K+S Aktiengesellschaft

3.1	Amended and Restated Certificate of Incorporation

3.2	By-laws

99.1	Guarantee relating to the 5.60% Notes of Rohm and Haas

99.2	Guarantee relating to the 6.00% Notes of Rohm and Haas

99.3	Guarantee relating to the 9.80% Debentures of Rohm and Haas